EXHIBIT 99.2

SMTC Q4 15 Earnings Call

Sushil

•	Thank you Latoya

•	Welcome and good morning Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s new Chief Financial Officer and Greg Gaba, Vice President of Finance.

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

•	I am pleased with our Q4 revenue of $60.7 million which is our highest revenue quarter in the last two years. During the quarter we added two new customers and won five new programs from existing customers. These programs are expected to add revenue in the range of $10.0 to $15.0 million during next twelve months.

•	Our 2015 annual revenue was $220.6 million versus $228.6 million in 2014. The reduction in year over year revenue was primarily due to lower than expected demand realized from some of our customers in the industrial sector partially offset by ramps for new customers in the network & communications and power & energy sectors.

•	Now I would like to update you on our 2015 initiatives of customer diversification, lean six sigma manufacturing initiatives and working capital improvements.

o	On the customer diversification front, we have made significant progress during this year. In 2015 revenue from the top five customers was at 51% versus 70% for the top five customers in 2014. Our top revenue customer in 2015 represented only 13.4% of total revenue versus 30.8% in the prior year. We are now entering 2016 with a more diverse customer base and our reliance on a single customer for a significant portion of our revenue has also been mitigated. During the year we added a new Power & Energy sector. Customer wins in this sector represented 8% of our revenue in 2015.

o	On our lean six sigma manufacturing initiatives, we have completed implementation of several key projects and are ahead of our two year roll out plan across all factories and functional organizations. These initiatives are enhancing our manufacturing efficiencies, product quality and customer service excellence.

o	With respect to the working capital, I am proud of the work our team has done. During the quarter we achieved 8.6x inventory turns and for the full year our average inventory turns were at 7.8x. This represents an improvement of 1.2x turns over our 2014 full year result of 6.6x inventory turns. This improvement in inventory turns coupled with strong management of our accounts payables and account receivables has helped us generate $4.2 million of cash flow from operations in the fourth quarter and $10.9 million for the full year compared to $5.0 million generated in 2014.

•	During the year we paid down $6.7 million of our debt. As a result, our net debt of $10.4 million is lowest net debt balance in over 10 years.

•	Last quarter we disclosed professional fees that we incurred in connection with merger and acquisition activities. The particular transaction in which these fees were incurred will not proceed. However, we will continue to review potential acquisitions and believe M&A is an important part of our growth strategy.

•	For the quarter our Adjusted Gross Profit was 7.6%, an improvement of 0.3% when compared to the prior quarter. As discussed in the last earnings call our goal is to return to gross profit range of 8.0% - 10.0% by the second quarter of 2016.

•	I will now hand the call over to Roger to discuss the financial results.

Roger

Thanks Sushil

•	Revenue for the fourth quarter was $60.7 million, with adjusted EBITDA of $1.5 million and a net income of $0.8 million compared to revenue in the fourth quarter of 2014 of $57.0 million, $2.3 million in adjusted EBITDA and a net loss of $(2.4) million. Adjusted EBITDA in the fourth quarter of 2015 would have been $2.0 million when excluding professional fees related to the merger and acquisition activities and other increased severance costs not incurred in the prior year.

•	Gross profit for the fourth quarter was $5.5 million or 9.1% compared to $3.8 million or 6.7% in the fourth quarter of 2014. Adjusted gross profit, which excludes the effects of the unrealized portion of foreign exchange gains or losses on unsettled derivative financial instruments, was $4.6 million or 7.6% compared to $5.8 million or 10.2% in the fourth quarter of the prior year.

•	Revenue for 2015 was $220.6 million and net income was essentially break-even compared to revenue of $228.6 million and a net loss of $(3.9) million in fiscal 2014.

•	Adjusted EBITDA was $5.7 million in 2015 compared to $7.1 million in 2014. Adjusted EBITDA in 2015 included additional severance charges of $0.9 million and professional services of $0.6 million related to previously disclosed mergers and acquisitions activities that were not incurred in the prior year. Excluding these items adjusted EBITDA would have been $7.2 million.

•	Gross profit for 2015 was $17.7 million or 8.0%, compared to $19.0 million or 8.3% in the prior year. Adjusted gross profit was $17.1 million or 7.8% in 2015 compared to $20.8 million or 9.1% in the prior year.

•	Full year cash flow from operations was $10.9 million, up from $5.0 million in the prior year. Free cash flow improved to $8.2 million compared to $3.0 million in the prior year. Debt, net of cash, was $10.4 million a decrease from $17.8 million in 2014.

•	Subsequent to year-end, an amendment was executed with our lender, PNC. The amendment resulted in $5.0 million of our revolving credit facility being converted into long-term debt for which the current portion is $1.0 million. In addition this also included an interest rate reduction.

I will hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Roger

•	In summary, despite revenue challenges, we finished the year with significant improvements in inventory turns, generation of free cash flow and customer diversification.

•	Our goal in 2016 is to continue to improve labor efficiencies, further diversify our customer base and grow revenue and increase factory utilization. All of these initiatives will help strengthen our operating margin and EBITDA increasing shareholder value. While we expect Q1 2016 revenue to be sequentially lower, due to seasonality and project delay for two of our customers, our 2016 full year revenue is expected to deliver growth year over year.

•	Finally, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for questions.

Closing:

•	Thank you all for joining the call and your continued support of SMTC. We expect our next earnings call to take place during the first week of May 2016. We will look forward to speaking to you then.